Exhibit 99.1

FOR IMMEDIATE RELEASE:                                                                May 1, 2008

KEY TECHNOLOGY ANNOUNCES 2008 SECOND QUARTER RESULTS

All-time Record Bookings and Backlog
Record Second Quarter Shipments and Earnings

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the second quarter of fiscal 2008 ended March 31, 2008.

Net sales for the three-month period ending March 31, 2008 totaled $29.1 million, compared to $22.2 million recorded in the same quarter last year.  Net earnings for the quarter were $1.2 million or $0.22 per diluted share, compared to $608,000, or $0.11 per diluted share, in the same period a year ago.

Net sales for the six months ending March 31, 2008 were $58.1 million compared with $44.8 million for the comparable period in fiscal 2007.  The Company reported net earnings for the fiscal 2008 six-month period ending March 31 2008 of $2.3 million, or $0.42 per diluted share, compared with $2.2 million, or $0.41 per diluted share, for the same six-month period in fiscal 2007, which included a $750,000 gain, or $0.14 per share, from the sale of the Company’s 50% interest in its InspX joint venture.

Gross profit for the second quarter of fiscal 2008 was $11.3 million compared to $8.3 million in the corresponding period last year.  As a percentage of sales, gross profit was 38.8% and 37.6% in the second quarters of fiscal 2008 and 2007, respectively.  For the six-month period ending March 31, 2008, gross profit was $22.8 million compared to $17.1 million for the same six-month period of fiscal 2007, or 39.2% and 38.1% as a percentage of sales, respectively.

David Camp, Chief Executive Officer, commented, “This is the best first half bookings, shipments and earnings performance in Key’s history.  We are pleased with the gross profit increases year-to-date, which demonstrates positive results from a focus on operational efficiencies.

“In addition, new products introduced during the second quarter, Manta™ for processed fruits and vegetables and the Pulse Scrubber™ for our SYMETIX customers, are expected to contribute to our orders and shipments in the second half of this fiscal year.”

Operating expenses for the quarter ending March 31, 2008 were $10.0 million, or 34.5% of sales, compared to $7.7 million, or 34.5% of sales, in the same quarter last year.  Operating expenses for the six months ending March 31, 2008 were $20.3 million, or 34.9% of sales, compared to $15.5 million, or 34.6% of sales, for the corresponding period of fiscal 2007.  The increase in operating expenses is primarily the result of increased sales activities, increased R&D spending on new product development, and increased general and administrative expense, including investment in our new ERP system.

Key’s $47.2 million backlog at the end of the second quarter of fiscal 2008 was the largest in the Company’s history, compared to $33.9 million backlog one year ago and $36.8 million at the beginning of the second quarter.  New orders received during the second quarter were $39.4 million, a record high for the company, compared to $32.3 million in the same period last year.  New orders for the six months ending March 31, 2008 were $74.4 million compared to $55.7 million for the same period in fiscal 2007.

David Camp concluded, “With our first-half shipments and current backlog, we expect Key will have record shipments in fiscal year 2008 for the third year in a row.  We are encouraged by the increasing demand for Key Technology’s products and solutions in the marketplace.”

Conference Call
The Company's conference call for the March quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, May 1.   To access the call, go to www.key.net/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	failure of the Company's new products to compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the inability of the Company to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage; and
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

-TABLES FOLLOW-

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007

Net sales	$29,110	$22,165	$58,053	$44,774
Cost of Sales	17,813	13,822	35,288	27,712
Gross profit	11,297	8,343	22,765	17,062
Operating expenses
Selling and marketing	4,989	4,193	10,174	8,111
Research and development	1,940	1,173	3,974	2,843
General and administrative	2,793	1,960	5,450	3,868
Amortization of intangibles	327	327	654	654
Total operating expenses	10,049	7,653	20,252	15,476
Gain on sales of assets	---	1	32	38
Earnings from operations	1,248	691	2,545	1,624
Gain on sale of investment in joint venture	---	---	---	750
Other Income	506	229	813	532
Earnings before income taxes	1,754	920	3,358	2,906
Income tax expense	561	312	1,074	732
Net earnings	1,193	608	2,284	2,174
Net earnings per share
- basic	$0.22	$0.12	$0.42	$0.41
- diluted	$0.22	$0.11	$0.42	$0.41
Shares used in per share calculations - basic	5,437	5,218	5,395	5,239
Shares used in per share calculations - diluted	5,531	5,326	5,496	5,346

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	March 31,	September 30,
	2008	2007
	(in thousands)

Cash and cash equivalents	$25,375	$27,880
Trade accounts receivable net	18,577	14,020
Inventories	23,793	18,753
Total current assets	72,032	64,727
Property, plant and equipment, net	5,528	4,671
Goodwill and other intangibles, net	5,443	6,097
Total assets	83,018	75,497
Total current liabilities	27,457	23,781
Shareholders' equity	$54,512	$50,393

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CONTACT:	Key Technology, Inc., Walla Walla
David Camp, Chief Executive Officer – 509-529-2161